Exhibit 32

Officers’ Section 1350 Certifications

     The undersigned officer of First Equity Properties, Inc., a Nevada corporation (the “Company”), hereby certifies that (i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, and (ii) the information contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 fairly presents, in all material respects, the financial condition and results of operations of the Company, at and for the periods indicated.

Dated: March 30, 2004.
/s/ Ronald E. Kimbrough

Ronald E. Kimbrough, Vice President and Treasurer (Acting Principal Executive and Chief Financial Officer)